EXHIBIT 99.1

Great Lakes Reports Year-End Results

Dredging Segment Reports 54% Increase in Full Year Operating Income over Prior Year

Ends Year with Strong Backlog of $751.0 Million

OAK BROOK, Ill., Feb. 23, 2016 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today reported financial results for the quarter and year ended December 31, 2015.

For the three months ended December 31, 2015, Great Lakes reported revenue of $222.6 million, net loss from continuing operations of $0.8 million and Adjusted EBITDA from continuing operations of $22.2 million.  For the year ended December 31, 2015, Great Lakes reported revenue of $856.9 million, net loss from continuing operations of $6.2 million and Adjusted EBITDA from continuing operations of $83.0 million.

Chief Executive Officer Jonathan Berger commented, “During 2015, the Company’s results were driven by a strong performance in our dredging business.  Domestically, dredging successfully executed on several port deepening, coastal protection and maintenance projects. Internationally, alongside several international dredging contractors, we completed work on the Suez Canal project.  With higher than anticipated production, the Suez Canal project was completed in July, well ahead of schedule, leading to robust contract margin, significantly boosting the Company’s overall performance.

“The Company’s results were negatively impacted by challenges in our environmental & remediation (E&R) segment, including uncontrollable circumstances that led to project delays on two of the segment’s largest projects.  There were cost overruns that led to losses on other projects.  With the exception of one project that is substantially complete, these projects have been completed.  In the second half of the year, Mr. Chris Shea joined the Company as President of E&R and executed our organizational plan pursuant to which we implemented a disciplined risk management plan to mitigate the potential for future project losses and have taken actions that we expect will reduce our net overhead and G&A by $2.7 million in 2016. Under the leadership of Chris Shea we will continue to undertake execution-driven improvements as well as additional realignment and cost reduction efforts.”

Mark Marinko, Chief Financial Officer, added, “At December 31, 2015, total assets and total liabilities on our balance sheet remained fairly consistent with year-end 2014.  Throughout the year, we continued to deploy our free cash flow to finance the $140.0 million construction cost for our ATB hopper dredge, which is expected to be completed on schedule and on budget at the end of this year.”

“As indicated on October 16, 2015, recognizing the need to enhance shareholder value, the Company's Board of Directors initiated a process to review potential strategic alternatives for the Company.  The process commenced in earnest during the fourth quarter and is progressing well.  The Company does not plan to issue EBITDA guidance for fiscal year 2016.”

Fourth Quarter 2015 Highlights

Great Lakes Dredge & Dock Corporation and Subsidiaries
Select Income Statement Results
(Unaudited and in thousands)

	Three Months Ended
	December 31,
	2015			2014
	Dredging	Envir. & Remed.	Total Consolidated	Dredging	Envir. & Remed.	Total Consolidated	Total Consol. Variance
Revenue	$174,555	$49,781	$222,642	$211,558	$35,188	$245,542	$(22,900)

Gross Profit	33,615	(4,747)	28,869	28,996	(8,069)	20,927	7,942
Gross Profit Margin	19.3%	-9.5%	13.0%	13.7%	-22.9%	8.5%

Operating Income (Loss)	18,487	(11,950)	6,536	17,464	(14,771)	2,692	3,844
Operating Margin	10.6%	-24.0%	2.9%	8.3%	-42.0%	1.1%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Dredging revenue in the fourth quarter 2015 decreased 17.5% over the prior year period due to lower foreign capital, maintenance and domestic capital revenues partially offset by higher coastal protection and rivers & lakes revenues.
  Gross profit increased 15.9% during the fourth quarter compared to the same quarter 2014 primarily due to strong performance on several domestic coastal protection projects, strong production and execution on the Suez Canal project and lower overhead costs, primarily related to labor and benefits.
  Operating income increased in the fourth quarter 2015 compared to the prior year quarter due to higher gross profit margin, partially offset by higher G&A expense.
  Dredging backlog was $677.7 million at the end of the fourth quarter, which is an increase of $83.5 million compared to backlog at December 31, 2014.

Environmental & Remediation

  Revenue increased 41.5% in the fourth quarter 2015 compared to the fourth quarter of 2014.  The Magnus acquisition occurred in November of 2014, contributing to November and December results of that year, while it contributed to the entire fourth quarter of 2015.
  Negative gross profit in the fourth quarter 2015 was due to project losses, including three jobs with losses totaling $4.6 million, which were partially offset by lower overhead, primarily related to lower benefits and office expenses, compared to the fourth quarter 2014.  The prior period fourth quarter included $4.1 million in cost overruns on a project.
  Operating loss in the fourth quarter 2015 was primarily due to negative gross profit margin.  In the fourth quarter 2014, G&A was positively impacted by a reduction in the value of the Magnus seller note payable of $1.1 million.
  Backlog was $73.3 million at the end of the fourth quarter, which is a decrease of $2.0 million compared to backlog at December 31, 2014.

Total Company

  Loss from continuing operations was $0.8 million, compared to income from continuing operations of $20.3 million in the fourth quarter of 2014.  Income tax provision during the fourth quarter 2015 was $0.3 million compared to income tax benefit of $11.1 million in the fourth quarter 2014.  Prior year income from continuing operations for the fourth quarter also includes a $15.1 million gain on the sale of the real estate owned jointly by our Amboy Aggregates and Lower Main joint ventures ("Amboy Land").
  Adjusted EBITDA from continuing operations was $22.2 million, a 30.2% decrease from $31.8 million in the fourth quarter of 2014.  Adjusted EBITDA in the prior year period included a $15.1 million gain on the sale of the Amboy Land.

Year Ended December 31, 2015 Highlights

Great Lakes Dredge & Dock Corporation and Subsidiaries
Select Income Statement Results
(Unaudited and in thousands)

	Twelve Months Ended
	December 31,
	2015			2014
	Dredging	Envir. & Remed.	Total Consolidated	Dredging	Envir. & Remed.	Total Consolidated	Total Consol. Variance
Revenue	$681,255	$181,710	$856,878	$697,711	$114,412	$806,831	$50,047

Gross Profit	111,710	(15,787)	95,923	90,299	2,197	92,496	3,427
Gross Profit Margin	16.4%	-8.7%	11.2%	12.9%	1.9%	11.5%

Operating Income (Loss)	64,073	(41,114)	22,959	41,620	(17,767)	23,853	(894)
Operating Margin	9.4%	-22.6%	2.7%	6.0%	-15.5%	3.0%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue decreased 2.4% for the year ended December 31, 2015 compared to the prior year, driven by a decrease in foreign capital, coastal protection and maintenance revenue partially offset by higher domestic capital and rivers & lakes revenue.
  Gross profit increased 23.7% for the year ended December 31, 2015 compared to the prior year, due to strong contract margins, particularly on the Suez Canal project, and higher absorption of fixed costs due to improved utilization of our fleet.
  Operating income increased in 2015 primarily driven by higher gross profit.
  The Company won 57%, or $738.4 million, of the 2015 domestic dredging bid market in which the Company participates of $1.3 billion at December 31, 2015, with an additional $82.8 million in low bids and options pending awards at December 31, 2015.

Environmental & Remediation

  Revenue increased 58.8% for the year ended December 31, 2015 compared to the prior year, driven by the inclusion of Magnus for the full year in 2015.
  Negative gross profit for the year ending December 31, 2015 was due to project losses, including five jobs with losses of $14.5 million, and higher overhead, including $6.5 million in increased labor and benefits costs compared to the prior year due to the inclusion of Magnus for the full year.
  Operating loss for the year ended December 31, 2015 was primarily driven by the negative gross profit margin.  Included in the current year loss are a $6.4 million charge for amortization of intangibles and a $2.8 million goodwill impairment, which is partially offset by the reduction in the value of the Magnus seller note of $7.0 million that was taken in the second quarter of 2015.  During the prior year period, $1.5 million amortization of intangibles was recorded.

Total Company

  Loss from continuing operations was $6.2 million in 2015 compared to income from continuing operations of $20.7 million in the prior year.  Included in the current period loss is $6.1 million equity in loss of joint ventures related to two joint ventures that we are winding down, compared to $2.9 million equity in earnings of joint ventures in the prior year.  In 2015, the Company incurred $24.4 million in interest expense, compared to $20.0 million in the prior year. The current year also includes income tax benefit of $2.5 million versus income tax benefit of $11.5 million in the same period in 2014.
  Adjusted EBITDA from continuing operations was $83.0 million, an increase of 7.7% from $77.1 million over the prior year, with lower operating income offset by increased interest, depreciation and amortization expense.
  Total capital expenditures for the year ending December 31, 2015 were $89.3 million, including $34.5 million for the ATB and $16.0 million to purchase a vessel that was formerly leased, and the remainder for improvements to the fleet. In the prior year, total capital expenditures were $103.7 million, including $33.8 million for the ATB, and the remainder for improvements to the fleet and the addition of land equipment.

Outlook

Mr. Berger concluded, “The domestic capital, coastal protection and maintenance dredging bid market in which we compete continued to be at an elevated level in 2015 at $1.3 billion.  Our dredging segment won 57% of the bid market, well above our average combined dredging bid market share over the prior three years.  Capital deepening projects in the East Coast and Gulf of Mexico, including the Savannah Harbor expansion, Delaware River and Corpus Christi LNG, as well as coastal restoration projects at Shell Island West and Whiskey Island were a significant portion of our awards, accounting for $470.8 million.  Maintenance work accounts for $165.3 million of our awards, and coastal protection work accounts for $67.4 million.

“Domestically, the project mix for 2016 is more balanced across our three major equipment types leading to higher overall utilization for our diverse fleet, which differs from the utilization profile over the past several years.  Internationally, we are finalizing a project for which we were low bid that is in excess of $200.0 million. The project will keep much of our Middle East-based fleet utilized through the first quarter of 2018. Mass reclamation projects in the Middle East with extended execution schedules yield lower margin profiles than expedited capital deepening work such as last year’s Suez Canal project.  We are pleased to undertake this major reclamation project.  With significant backlog in place to meet our revenue expectations for the year, safe and efficient project execution will contribute to the dredging segment’s continued success.

“At the end of 2015, Congress passed its Omnibus Funding Agreement, which set the Army Corps of Engineers’ budget in 2016 close to $6 billion, an increase of $0.5 million above the FY 2015 enacted level and $1.3 billion above the President’s budget request. The budget includes the Harbor Maintenance Tax (HMT) target of $1.2 billion, a 7% percent increase over the $1.1 billion approved last year by Congress.  We are pleased with this outcome and are hopeful that Congress continues to maintain its commitment to invest in our infrastructure, including marine infrastructure, levees and environmental wetlands.

“At the end of 2015 and year-to-date in 2016, we made meaningful progress in enacting rigorous operational controls to improve risk management and governance of our environmental & remediation segment.  In 2016, our focus will be on driving bottom line improvement rather than top line growth.  With a challenging 2015 behind us, including unforeseen and uncontrollable events that impacted our two largest environmental & remediation jobs, we firmly believe that 2016 will be a year of marked improvement for this segment.”

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 23, 2016 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 38346447. The conference call will be available by replay until Wednesday, February 24, 2016, by calling 855-859-2056 and providing Conference ID 38346447. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from Continuing Operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, Adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its 125-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; risks associated with the review of potential strategic alternatives by our Board of Directors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2014, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Contract revenues	$222,642	$245,542	$856,878	$806,831

Gross profit	28,869	20,927	95,923	92,496

General and administrative expenses	22,301	18,061	71,069	67,911
Impairment of goodwill	-	-	2,750	-
(Gain) loss on sale of assets—net	32	174	(855)	732
Total operating income	6,536	2,692	22,959	23,853
Other income (expense)
Interest expense—net	(5,875)	(5,237)	(24,365)	(19,967)
Equity in earnings (loss) of joint ventures	(286)	11,958	(6,051)	2,895
Gain on bargain purchase acquisition	-	-	-	2,197
Other income (expense)	(876)	(200)	(1,229)	210
Income (loss) from continuing operations before income taxes	(501)	9,213	(8,686)	9,188
Income tax (provision) benefit	(334)	11,105	2,497	11,530
Income (loss) from continuing operations	(835)	20,318	(6,189)	20,718
Loss from discontinued operations, net of income taxes	-	(1,305)	-	(10,423)
Net income (loss)	$(835)	$19,013	$(6,189)	$10,295

Basic earnings (loss) per share attributable to income from continuing operations	$(0.01)	$0.34	$(0.10)	$0.35
Basic loss per share attributable to loss on discontinued operations, net of income taxes	-	(0.02)	-	(0.17)
Basic earnings (loss) per share attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(0.01)	$0.32	$(0.10)	$0.18
Basic weighted average shares	60,404	60,147	60,410	59,938

Diluted earnings (loss) per share attributable to income from continuing operations	$(0.01)	$0.33	$(0.10)	$0.34
Diluted loss per share attributable to loss on discontinued operations, net of income taxes	-	(0.02)	-	(0.17)
Diluted earnings (loss) per share attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(0.01)	$0.31	$(0.10)	$0.17
Diluted weighted average shares	60,709	60,686	60,410	60,522

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(835)	$19,013	$(6,189)	$10,295
Loss from discontinued operations, net of income taxes	-	(1,305)	-	(10,423)
Income (loss) from continuing operations	(835)	20,318	(6,189)	20,718
Adjusted for:
Interest expense—net	5,875	5,237	24,365	19,967
Income tax provision (benefit)	334	(11,105)	(2,497)	(11,530)
Depreciation and amortization	16,838	17,385	64,585	50,129
Impairment of goodwill	-	-	2,750	-
Gain on bargain purchase acquisition	-	-	-	(2,197)
Adjusted EBITDA from continuing operations	$22,212	$31,835	$83,014	$77,087

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2015	2014

Cash and cash equivalents	$14,184	$42,389
Total current assets	329,733	342,244
Total assets	901,625	893,234
Total short-term debt	7,506	5,859
Total current liabilities	205,690	200,510
Long-term debt	349,291	324,377
Total equity	252,173	255,963

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues (in thousands)	2015	2014	2015	2014
Dredging:
Capital - U.S.	$57,996	$61,952	$207,058	$195,635
Capital - foreign	12,665	69,309	139,945	155,000
Coastal protection	65,971	35,671	184,060	194,219
Maintenance	30,326	38,695	120,055	123,923
Rivers & lakes	7,597	5,931	30,137	28,934
Total dredging revenues	174,555	211,558	681,255	697,711
Environmental & remediation *	49,781	35,188	181,710	114,412
Intersegment revenue	(1,694)	(1,204)	(6,087)	(5,292)
Total revenues	$222,642	$245,542	$856,878	$806,831

* Environmental & remediation revenues in 2015 include Magnus which did not operate as part of the Company prior to November 4, 2014.

	As of
	December 31,	December 31,
Backlog (in thousands)	2015	2014
Dredging:
Capital - U.S.	$411,506	$135,801
Capital - foreign	1,750	131,489
Coastal protection	118,858	211,101
Maintenance	77,995	25,108
Rivers & lakes	67,589	90,708
Total dredging backlog	677,698	594,207
Environmental & remediation *	73,349	75,349
Total backlog	$751,047	$669,556

GLDD FIN

For further information contact:
Mary Morrissey
Investor Relations
630-574-3467